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                               December 10, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549



     Re: Inter(Bullet)Act Systems, Incorporated
        Registration Statement on Form S-4
        Registration No. 333-12091



Gentlemen:



     We have represented Inter(Bullet)Act Systems, Incorporated, a North Carolina corporation (the "Corporation"), in connection with the proposed offering to exchange $142,000,000 aggregate principal amount of the Corporation's Senior Discount Notes due 2003 (the "New Notes") for an equal principal amount of its outstanding Senior Discount Notes due 2003 (the "Old Notes").



     We have examined the Corporation's Articles of Incorporation, and all amendments thereto, its Bylaws and such of its corporate records as we deemed necessary for purposes of rendering this opinion, the Registration Statement (Form S-4) and all amendments thereto relating to the offering referred to above and filed with the Securities and Exchange Commission (the "Commission"), including the Prospectus therein (the "Prospectus"), and the Indenture between the Company and Fleet National Bank, as trustee (the "Indenture") included as an exhibit thereto. For purposes of this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of such documents.



     Based on the foregoing, we are of the following opinions:



          (1) The Indenture has been duly authorized, executed and delivered and constitutes a valid and legally binding instrument of the Corporation;



          (2) The New Notes, when and if duly executed, authenticated and delivered in accordance with the Indenture and issued against receipt of the Old Notes, will be duly issued, valid and binding obligations of the Corporation entitled to the benefits of the Indenture.



     The opinions set forth above are subject to the following qualifications and limitations:



          (a) The enforceability of any obligation of the Corporation is subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting creditors' rights and remedies generally and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).



          (b) We express no opinion (i) as to, and assume compliance with, any applicable, federal or state securities law (ii) as to any provision of the Indenture purporting to relieve the Trustee of the exercise of reasonable diligence or (iii) with respect to the enforceability of any provision of the Indenture pursuant to which any party is indemnified against a liability arising under applicable securities laws.



          (c) In rendering the opinions set forth herein, we have relied solely on the opinion of Cravath, Swaine & Moore insofar as such opinions relate to the laws of the State of New York.



          We hereby consent to the use of this opinion as Exhibit 5 of the Registration Statement relating to the offering referred to above, as filed with the Commission under the Securities Act of 1933 (the "Act"), and to any reference to this opinion and to our firm name under the heading "Legal Opinions" in the Prospectus. We do not, however, thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.



                                         Very truly yours,



                                         SCHELL BRAY AYCOCK ABEL & LIVINGSTON
                                         P.L.L.C.

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